                                                                     EXHBIT 12.1

                                            Ratio of Earnings to Fixed Charges

                                                  Year Ended December 31,
                                -------------------------------------------------------

                                 1999       1998        1997        1996        1995
                                 ----       ----        ----        ----        ----
Fixed Charges:
   Interest expense on
     indebtedness
     (including
     amortization of debt
     expense and discount)      $ 14,146   $    191    $    446     $   422     $    566

   Interest expense on
     portion of rent
     expense
     representative
     of interest                   2,951      1,299       1,072         843          724
                                --------   --------    --------     -------     --------
  Total Fixed Charges           $ 17,097   $  1,490    $  1,518     $ 1,265     $  1,290
                                ========   ========    ========     =======     ========
Earnings (Loss):
   Net loss before
      provision for income
      taxes                     $(41,944)  $(22,957)   $(21,148)    $(7,559)    $(32,719)
   Fixed charges per
      above                       17,097      1,490       1,518       1,265        1,290
                                --------   --------    --------     -------     --------
  Total Earnings (Loss)         $(24,847)  $(21,467)   $(19,630)    $(6,294)    $(31,429)
                                ========   ========    ========     =======     ========

Ratio of Earnings to
   Fixed Charges                   (1.45)    (14.41)     (12.93)      (4.98)      (24.37)
                                ========   ========    ========     =======     ========
Coverage deficiency             $(41,944)  $(22,957)   $(21,148)    $(7,559)    $(32,719)
                                ========   ========    ========     =======     ========